Exhibit 99.1
CONTACTS:	Tony Rossi Financial Relations Board 213-486-6545 trossi@frbir.com
IGO REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS
Highlights:
•	Q2 2009 net income of $134,000 compared to Q2 2008 net loss of $66,000

•	Net cash and investments increase to $33.6 million

•	New iGo GreenTM technology is first power management solution to automatically combat “Vampire Power”
SCOTTSDALE, Ariz., July 22, 2009 — iGo, Inc. (Nasdaq: IGOI), a leading provider of power management solutions, today reported financial results for the second quarter ended June 30, 2009. Net income attributable to iGo, Inc. was $134,000, or $0.00 per share, in the second quarter of 2009, compared with a net loss of $66,000, or ($0.00) per share, in the same quarter of the prior year. Total revenue was $15.1 million in the second quarter of 2009, compared with revenue of $18.6 million in the second quarter of 2008.
According to Generally Accepted Accounting Principles in the United States (U.S. GAAP), iGo must consolidate the operating results of Mission Technology Group, which acquired the Company’s expansion/docking business in 2007, into its financial results until such time as the Company’s financial interest in the performance of Mission Technology Group no longer meets the criteria for consolidation.
Excluding revenues related to business lines acquired by Mission Technology Group, total revenues were $13.6 million in the second quarter of 2009, compared to $16.8 million in the same quarter of the prior year, and $13.4 million in the first quarter of 2009.
Excluding the operating results of the divested businesses, net income was $84,000, or $0.00 per share, in the second quarter of 2009, compared to a net loss of $220,000, or ($0.01) per share, in the second quarter of 2008. A detailed reconciliation of GAAP to non-GAAP financial results is provided in the financial tables at the end of this release.
Michael D. Heil, President and Chief Executive Officer of iGo, commented, “We were pleased with our execution in the second quarter, as our revenues remained stable on a sequential quarter basis, despite the continuing economic weakness and the winding down of our primary private label relationship. As a result of our operating results and positive changes in working capital, we were able to further strengthen our balance sheet and increase our balance of cash, cash equivalents and short-term investments to more than $33 million.”

iGo, Inc.

Power Management Solutions Provider
During the third quarter of 2009, iGo is accelerating the Company’s transition from solely a provider of chargers to a comprehensive provider of power management solutions. The centerpiece of the Company’s new positioning is the launch of its new iGo GreenTM products later this year. The first iGo Green products scheduled for launch are a Green notebook charger, a Green surge protector, and a Green wall outlet.
As a provider of power management solutions, iGo will offer consumers and businesses a broad family of products designed to reduce energy consumption and virtually eliminate Vampire Power. Vampire Power (or standby power) results from devices that continue to consume power even when they are idle or shut-off, such as computers and printers. The EPA estimates that Vampire Power accounts for more than $10 billion in annual energy costs.
“Vampire Power is a large and growing problem that results in unnecessary carbon emissions and billions of wasted dollars for households and businesses,” said Mr. Heil. “We believe our iGo Green technology is the first solution to effectively combat Vampire Power. All of the products based on our patent-pending iGo Green technology will automatically reduce Vampire Power by at least 80%. We believe these products are right in the sweet spot of what is important to consumers and businesses these days — they save energy, they save money, and they help save the planet. While our chargers will remain a key product offering, we believe we have a unique opportunity to leverage our intellectual property to create a more comprehensive portfolio of power management solutions capable of addressing a much larger market opportunity.”
Second Quarter Product Area Highlights
•	Unit sales of universal chargers for high-power mobile electronic (ME) devices, such as portable computers, were approximately 230,000 units in the second quarter of 2009.

•	Unit sales of universal chargers for low-power ME devices, such as mobile phones, PDAs, MP3 players and digital cameras, were approximately 684,000 units in the second quarter of 2009.

•	Revenue from the sale of power products for high-power ME devices was $7.9 million in the second quarter of 2009, a decline of 31% from $11.5 million in the same period of the prior year. The decline in revenue is due to lower sales to private label distributors.

•	Revenue from the sale of power products for low-power ME devices was $5.6 million in the second quarter of 2009, an increase of 9% from $5.2 million in the same period of the prior year. The increase in revenue is primarily due to higher sales to the wireless carrier channel.
Financial Highlights
Gross margin was 30.4% in the second quarter of 2009, compared to 29.1% in the second quarter of 2008. Excluding the operations of the divested businesses, gross margin was 28.6% in the second quarter of 2009, compared to 27.2% in the second quarter of 2008. The increase in gross margin is primarily due to the decline in sales of power products for high-power ME devices to private label distributors, combined with the increase in sales of power products for low-power ME devices in the wireless and retail channels.

iGo, Inc.

Total operating expenses in the second quarter of 2009 were $4.6 million, compared with $5.8 million in the second quarter of 2008. Excluding the operations of the divested businesses, operating expenses were $3.8 million in the second quarter of 2009, or 28.2% of revenue (excluding revenue from divested businesses), compared to $5.1 million in the second quarter of 2008, or 30.4% of revenue (excluding revenue from divested businesses). The decline in operating expenses as a percentage of revenue is primarily due to expense reduction actions taken over the past year.
Excluding assets of the divested businesses, the Company’s balance sheet remained strong with $33.1 million in cash, cash equivalents, and short-term investments at June 30, 2009. The Company continued to have no long-term debt and had $1.21 in book value per share based on 32.4 million common shares issued and outstanding at June 30, 2009.
Non-GAAP Financial Measures
Although the Company consolidates the operating results of Mission Technology Group, the acquirer of its docking/expansion business, for accounting purposes under U.S. GAAP, the Company believes that the discussion of operating results excluding the handheld and expansion/docking lines of business and non-cash equity compensation allows management and investors to evaluate and compare the Company’s operating performance on a more meaningful and consistent manner. In addition, management uses these measures internally for evaluation of the performance of the business, including the allocation of resources. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.
About iGo, Inc.
iGo, Inc., based in Scottsdale, Arizona, is a leading provider of power management solutions, including eco-friendly chargers for laptop computers and mobile electronic devices (e.g., mobile phones, PDAs, digital cameras, etc.). All of these chargers leverage iGo’s intelligent tip technology, which significantly minimizes electronic waste by enabling one charger to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable tips. iGo is also the creator of a new, innovative patent-pending power saving technology that automatically eliminates virtually all wasteful and expensive standby or “vampire” power that is generated from chargers that continue to draw electricity when a mobile electronic device no longer requires charging or is disconnected from the charger.
iGo’s products are available at www.iGo.com as well as through leading resellers and retailers. For additional information call 480-596-0061, or visit www.igo.com.
iGo is a registered trademark of iGo, Inc. All other trademarks or registered trademarks are the property of their respective owners.
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” “should,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this press release include expectations regarding the launch of the new iGo Green Technology products and the belief that the power management solutions market represents a larger market opportunity than the Company’s historical charger market. These forward-looking statements are based largely on management’s expectations and involve known

iGo, Inc.

and unknown risks, uncertainties and other factors, which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the loss of, and failure to replace, any significant customers; the inability of the Company’s sales and marketing strategy to generate broader consumer awareness, increased adoption rates, or impact sell-through rates at the retail and wireless carrier level; the timing and success of product development efforts and new product introductions, including internal development projects as well as those being pursued with strategic partners; the timing and success of product developments, introductions and pricing of competitors; the timing of substantial customer orders; the availability of qualified personnel; the availability and performance of suppliers and subcontractors; the ability to expand and protect the Company’s proprietary rights and intellectual property; the successful resolution of unanticipated and pending litigation matters; market demand and industry and general economic or business conditions; and other factors to which this press release refers. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. The Company undertakes no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, the Company does not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.
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iGo, Inc.

iGo, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(000’s except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Net revenue	$15,075	$18,553	$30,015	$37,492

Gross profit	4,577	5,404	9,195	10,982

Selling, engineering and administrative expenses	4,578	5,787	10,621	12,693

Loss from operations	(1)	(383)	(1,426)	(1,711)
Interest income (expense), net	18	210	75	478
Other income (expense), net	101	107	352	261
Litigation settlement income	—	—	—	672

Net income (loss)	118	(66)	(999)	(300)
Less: Net loss attributable to non-controlling interest	16	—	42	—

Net income (loss) attributable to iGo, Inc.	$134	$(66)	$(957)	$(300)

Net income (loss) attributable to iGo, Inc. per share:
Basic	$0.00	$(0.00)	$(0.03)	$(0.01)
Diluted	$0.00	$(0.00)	$(0.03)	$(0.01)

Weighted avg common shares outstanding:
Basic	32,328	31,772	32,208	31,676
Diluted	33,882	31,772	32,208	31,676
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iGo, Inc.

iGo, Inc. and Subsidiaries
Selected Other Data
(unaudited)
     Reconciliation of non-GAAP Financial Measure — Operating results by product line to net income (loss) attributable to iGo, Inc. by product line:

	Three months ended			Three months ended
	June 30, 2009			June 30, 2008
	Power,			Power,
	Keyboards	Expansion &		Keyboards	Expansion &
	& Corporate	Handheld	Total	& Corporate	Handheld	Total

Net revenue	$13,618	$1,457	$15,075	$16,825	$1,728	$18,553

Gross profit	3,899	678	4,577	4,580	824	5,404

Selling, engineering and administrative expenses	3,835	743	4,578	5,112	675	5,787

Income (loss) from operations	64	(65)	(1)	(532)	149	(383)
Interest income (expense), net	10	7	18	202	8	210
Other income (expense), net	10	91	101	110	(3)	107

Net income (loss)	84	33	118	(220)	154	(66)
Less: Net loss attributable to non-controlling interest	—	16	16	—	—	—

Net income (loss) attributable to iGo, Inc.	$84	$48	$134	$(220)	$154	$(66)

Net income (loss) attributable to iGo, Inc. per share as adjusted	$0.00	$0.00	$0.00	$(0.01)	$0.00	$(0.00)

Weighted avg common shares outstanding — diluted:	33,882	33,882	33,882	31,772	31,772	31,772
This information is being provided because management believes these are key metrics to the investment community and assist in the understanding and analysis of operating performance. Operating results by product line and corresponding net income (loss) attributable to iGo, Inc. by product line should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

iGo, Inc.

iGo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(000’s)
(unaudited)

	June 30,	December 31,
	2009	2008
ASSETS

Cash and cash equivalents	$33,016	$26,139
Short-term investments	553	4,964
Accounts receivable, net	7,305	12,554
Inventories	3,874	4,353
Prepaid expenses and other current assets	477	527

Total current assets	45,225	48,537
Other assets, net	2,517	2,698

Total assets	$47,742	$51,235

LIABILITIES AND EQUITY

Total liabilities	$7,882	$10,898

iGo, Inc. common stockholders’ equity	39,262	39,697
Non-controlling interest	598	640

Total equity	39,860	40,337

Total liabilities and equity	$47,742	$51,235

iGo, Inc.

iGo, Inc. and Subsidiaries
Selected Other Data
(unaudited)
Reconciliation of non-GAAP Financial Measure — Balance sheet excluding accounts of Mission Technology Group.

	June 30, 2009
	iGo	Mission Tech	Eliminations	Consolidated

ASSETS

Cash and cash equivalents	$32,517	$499	$—	$33,016
Short-term investments	553	—	—	553
Accounts receivable, net	6,962	368	(25)	7,305
Inventories	3,278	828	(232)	3,874
Prepaid expenses and other current assets	449	28	—	477

Total current assets	43,759	1,723	(257)	45,225
Other assets, net	2,814	1,370	(1,667)	2,517

Total assets	$46,573	$3,093	$(1,924)	$47,742

LIABILITIES AND EQUITY

Total liabilities	$7,308	$616	$(42)	$7,882

iGo, Inc. common stockholders’ equity	38,667	371	224	39,262
Non-controlling interest	598	2,106	(2,106)	598

Total equity	39,265	2,477	(1,882)	39,860

Total liabilities and equity	$46,573	$3,093	$(1,924)	$47,742

Reconciliation of non-GAAP Financial Measure — Cash, cash equivalents and investments excluding accounts of Mission Technology Group.

Cash and cash equivalents	$32,517	$499	$—	$33,016
Short-term investments	553	—	—	553

Total cash, cash equivalents, short-term investments	$33,070	$499	$—	$33,569

This information is being provided because management believes these are key metrics to the investment community and assist in the understanding and analysis of financial position. Balance sheet excluding the accounts of Mission Technology Group and related eliminations and cash, cash equivalents, and investments excluding the accounts of Mission Technology Group should be considered in addition to, not as a substitute for, or superior to, measures of financial position in accordance with GAAP.
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